Filed Pursuant to Rule 424(b)(3)

Registration No. 333-125262

Prospectus Supplement

(To Prospectus Dated June 15, 2005)

$345,000,000

LEVEL 3 COMMUNICATIONS, INC.

5 1/4% Convertible Senior Notes due 2011 and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated June 15, 2005 of Level 3 Communications, Inc. relating to the sale by certain of our securityholders of our 5¼% convertible senior notes due December 15, 2001 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

The following table supplements or amends, as noted, the information contained in the table set forth in the prospectus under the caption “Selling Securityholders.” The table sets forth information with respect to the selling securityholders identified below and the principal amounts at maturity of notes beneficially owned by each selling securityholder identified below that may be offered under the prospectus. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible, if and when converted. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. In addition, since the date on which they provided the information regarding their notes, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Unless otherwise indicated below, to our knowledge, no selling securityholder named in the table below beneficially owns one percent or more of our common stock, assuming conversion of such selling securityholder’s notes.

	Principal Amount of Notes at Maturity		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Beneficially Owned (1)(2)	Offered Hereby	Owned After Offering (3)	Percentage Owned After Offering
Tribeca Global Convertible Investment Ltd.+	8,500,000	2%	2,133,534	2,133,534	0
Banc of America Securities, LLC	4,660,000	1%	1,169,679	1,169,679	0
DBAG London	4,000,000	1%	1,004,016	1,004,016	0
R2 Investments, LDC	20,000,000	6%	5,020,080	5,020,080	0
Deutsche Bank Securities Inc.	4,520,000	1%	1,134,538	1,134,538	0
Credit Suisse First Boston LLC	5,500,000	2%	1,380,522	1,380,522	0
Kamunting Street Master Fund, Ltd.	12,000,000	3%	3,012,048	3,012,048	0
JMG Triton Offshore, Ltd.	6,139,000	2%	1,540,914	1,540,914	0
Oppenheimer Capital Income Fund	10,000,000	3%	2,510,040	2,510,040	0
Basso Multi-Strategy Holding Fund Ltd.+	3,000,000	*	753,012	753,012	0
Basso Holdings Ltd.	1,500,000	*	376,506	376,506	0
Basso Fund Ltd.	1,500,000	*	376,506	376,506	0
The Animi Master Fund, Ltd.	6,000,000	2%	1,506,024	1,506,024	0
MFS total Return Fund, a Series of MFS Series Trust V	4,000,000	1%	1,004,016	1,004,016	0
Greywolf Capital Overseas Fund	4,800,000	1%	1,204,819	1,204,819	0
Greywolf Capital Partners II, LP	1,200,000	*	301,205	301,205	0
Linden Capital Fund+	1,660,000	*	416,667	416,667	0

	Principal Amount of Notes at Maturity		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Beneficially Owned (1)(2)	Offered Hereby	Owned After Offering (3)	Percentage Owned After Offering
GLG Global Convertible Fund	4,300,000	1%	1,079,317	1,079,317	0
Global Convertible UCITS Fund	5,700,000	2%	1,430,723	1,430,723	0
Context Convertible Arbitrage Fund, LP+	1,425,000	*	357,681	357,681	0
Context Convertible Arbitrage Offshore, Ltd.+	5,075,000	1%	1,273,845	1,273,845	0
Vertex One Asset Management, Inc.	4,250,000	1%	1,066,767	1,066,767	0

+	Amended information provided.
*	Less than 1%.
(1)	Information regarding the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to the prospectus if and when necessary.
(2)	Assumes for each $1,000 in aggregate principal amount at maturity of notes the number of shares of our common stock to be issued is determined by dividing $1,000 by the conversion rate of 251.004 per share of our common stock.
(3)	Assumes that any other holders of notes or any future transferee from any holder does not beneficially own any common stock other than common stock into which the notes are convertible.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount at maturity of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

Investing in our common stock or the notes involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 30, 2005.